Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Fourth Quarter and Full Year 2010 Results

DALLAS – February 18, 2011 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the fourth quarter and year ended December 31, 2010. The full year results were reported in EFH’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) this morning.

“We delivered a strong year of operational and financial performance in 2010,” said John Young, CEO, Energy Future Holdings. “We completed construction of Oak Grove 2, had excellent nuclear performance at Comanche Peak, improved customer care in the retail markets and increased our investment in smart grid technologies. We will continue to focus on operational excellence, customer care and financial discipline in 2011 while working to improve our balance sheet.”

Fourth Quarter GAAP Results

For the fourth quarter 2010, EFH reported consolidated net income (in accordance with GAAP) of $161 million compared to reported net income of $137 million for the fourth quarter 2009. The fourth quarter 2010 reported net income included (all after tax) $417 million in debt extinguishment gains resulting from fourth quarter 2010 debt exchanges and repurchases, $218 million in unrealized mark-to-market net gains on interest rate swaps entered into to hedge variable-rate interest expense, and a $75 million gain on the termination of a long-term power sales contract. These items were partially offset by $254 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program.

The fourth quarter 2009 reported net income included (all after tax) $330 million in unrealized mark-to-market net gains largely related to our natural gas hedging program, $110 million in unrealized mark-to-market net gains on interest rate swaps, a $56 million debt extinguishment gain resulting from a fourth quarter 2009 debt exchange and a $14 million reversal of an outsourcing transition liability recorded in purchase accounting due to a shorter than planned transition period. These items were partially offset by a noncash impairment charge of $22 million for the carrying value of land.

As previously announced, effective with reporting of first quarter 2010 results, EFH adopted an accounting standard that amends prior accounting with respect to consolidation of equity investees. As a result, in consideration of the Oncor Electric Delivery Company, LLC (Oncor) ring-fencing measures that restrict the operating control that can be exercised by EFH and after consultation with the SEC, Oncor has been deconsolidated from EFH’s consolidated financial statements. The results of Oncor and the Oncor ring-fenced entities are now presented in EFH’s income statement in a single line item. To provide a meaningful comparison of consolidated operating results in consideration of this change, reconciliations of the previously reported GAAP results to pro forma GAAP results on a deconsolidated basis for the three and twelve months ended December 31, 2009 are presented in Tables A1 and A4, respectively.

Fourth Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the fourth quarter 2010 totaled a net loss of $295 million compared to a net loss of $351 million for the fourth quarter 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the fourth quarter 2010 and 2009, see Tables A2 and A3.

Fourth quarter 2010 adjusted (non-GAAP) operating results from the competitive business improved $51 million (after tax) as compared to fourth quarter 2009. The increase reflected (all after tax) a $21 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units at Sandow and Oak Grove, higher production from the legacy baseload generation units and lower amortization of intangible assets arising from purchase accounting. Offsetting factors impacting contribution margin include decreased results from asset management and retail activities, higher fuel expense at the legacy baseload generation units (primarily due to increased coal transportation expenses and higher uranium and conversion costs), and lower retail volumes primarily due to milder weather. Other factors contributing to the improved operating results were $36 million in lower interest expense driven by our liability management program and lower noncash amortization of swap losses, a $25 million improvement in the effective income tax rate due to lower accrued interest on uncertain tax positions, $13 million in lower selling, general and administrative expense (SG&A) driven by decreased transition costs associated with outsourcing services and other SG&A reductions, and $6 million lower retail bad debt expense. Offsetting factors included a $31 million increase in depreciation and a $12 million increase in operating costs primarily related to the three new lignite-fueled generation units as well as the legacy baseload generation units.

Fourth quarter 2010 adjusted (non-GAAP) operating results related to the regulated business improved $5 million (after tax) as compared to fourth quarter 2009. The results reflected (all after tax) $18 million in higher revenues from transmission rate increases, distribution tariffs approved in the September 2009 rate order from the Public Utility Commission of Texas (PUCT) and, increased revenues from an advanced metering deployment surcharge as a result of ongoing advanced meter installation and systems development. These improvements were partially offset by $9 million in higher depreciation reflecting infrastructure investment and higher depreciation rates approved in the September 2009 rate order from the PUC and $4 million in lower volumes primarily due to weather.

Full Year GAAP Results

For the twelve months ended (full year) December 31, 2010, EFH reported a net loss (in accordance with GAAP) of $2,812 million compared to net income of $344 million for the full year 2009. The full year 2010 reported net loss included a noncash goodwill impairment charge of $4,100 million in the third quarter 2010, $134 million in unrealized mark-to-market net losses on interest rate swaps and $8 million of increased net cost recorded as a result of the health care legislation enacted by Congress in March 2010. This legislation resulted in a $50 million cost increase related to EFH’s retiree health care liability, $42 million of which was offset by a regulatory asset recorded by Oncor. Full year 2010 reported results benefited from $1,168 million in debt extinguishment gains resulting from debt exchanges and repurchases, $786 million in unrealized mark-to-market net gains largely related to positions in EFH’s natural gas hedging program, a $146 million reduction of income tax expense due to the expected resolution of an IRS tax audit for 1997 through 2002, and a $75 million gain on termination of a long-term power sales contract. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

The goodwill impairment charge reflected the estimated effect of lower wholesale power prices on the future cash flows of Texas Competitive Electric Holdings (TCEH), driven by the sustained decline in forward natural gas prices, and declines in market values of comparable companies. The impairment charge has no impact on liquidity and will not cause EFH or its subsidiaries to be in default under any of their respective debt agreements.

The full year 2009 reported net income included (after tax) $788 million in unrealized mark-to-market net gains related to commodity positions, $452 million in unrealized mark-to-market net gains on interest rate swaps and a $56 million debt extinguishment gain resulting from a fourth quarter 2009 debt exchange. These items were partially offset by a noncash goodwill impairment charge of $90 million and $22 million related to a noncash impairment charge for the carrying value of land.

Full Year Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the full year 2010 totaled a net loss of $745 million compared to a net loss of $852 million for the full year 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for full year 2010 and 2009, see Tables A5 and A6.

Full year 2010 adjusted (non-GAAP) operating results from the competitive business improved $96 million (after tax) as compared to full year 2009. The increase reflected (all after tax) a $203 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units, lower amortization of intangible assets arising from purchase accounting, and higher retail volumes primarily due to weather. Offsetting factors impacting contribution margin included higher fuel expense at the legacy baseload generation units (primarily due to increased coal transportation expenses and higher uranium and conversion costs) and decreased results from asset management and retail activities. Other factors contributing to operating results included $75 million in lower SG&A costs primarily related to lower information technology costs, the new retail customer care system completed in 2009 and other SG&A reductions, $57 million in gains on asset sales, a $37 million improvement in the effective income tax rate due to lower accrued interest on uncertain tax positions, and $5 million in lower retail bad debt expense. Offsetting factors included a $135 million increase in depreciation, a $95 million increase in operating costs and a $51 million increase in net interest expense due to lower capitalized interest primarily reflecting the placement in service of the three new lignite-fueled generation units and related mining facilities.

Full year 2010 adjusted (non-GAAP) operating results related to the regulated business increased $11 million (after tax) as compared to full year 2009. The improved performance reflected (all after tax) $79 million in rate increases primarily from tariffs approved in the September 2009 rate order from the PUCT, $31 million in higher volumes primarily due to weather, a $30 million increase in revenues from the advanced metering deployment surcharge as a result of ongoing advanced meter installation and systems development and $19 million in lower costs primarily due to lower contractor, professional and outsourced services. The increase in revenues was partially offset by $75 million in higher depreciation reflecting higher depreciation rates approved in the September 2009 rate order and additional infrastructure investment, $52 million in higher costs reflecting amortization of regulatory assets approved for rate recovery, expenses associated with advanced meters and higher transmission fees, and a $21 million unfavorable change in effective tax rate due to an accrued interest adjustment in 2009 and the change in the tax treatment of Medicare subsidies.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of December 31, 2010, these subsidiaries have sold forward approximately 1 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 125,000 GWh at an assumed 8.0 market heat rate) for the period January 1, 2011 through December 31, 2014 at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 11% of the positions in the long-term hedging program at December 31, 2010, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the long-term hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 62% of the natural gas price exposure related to its expected generation output for the period January 1, 2011 through December 31, 2014 (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of December 31, 2010, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $1.0 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the long-term hedging program totaled $1,165 million for full year 2010, reflecting declines in forward natural gas prices on the value of positions in the program. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $3,143 million and $1,978 million at December 31, 2010 and 2009, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-K on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its fourth quarter and full year 2010 results with its investors on Friday, February 18, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 36327846. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points, 103,000 miles of distribution conductors and 15,000 miles of transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Fourth Quarter 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	2,180	(413)	1,767
Fuel, purchased power costs and delivery fees	(707)	(241)	(948)
Net gain from commodity hedging and trading activities	733	—	733
Operating costs	(427)	239	(188)
Depreciation and amortization	(467)	152	(315)
Selling, general and administrative expenses	(276)	56	(220)
Franchise and revenue-based taxes	(100)	66	(34)
Other income	132	(19)	113
Other deductions	(47)	2	(45)
Interest income	15	(1)	14
Interest expense and related charges	(776)	77	(699)

Income before income taxes and equity in earnings	260	(82)	178
Income tax expense	(113)	33	(80)
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	39	39

Net income	147	(10)	137
Net income attributable to noncontrolling interests	(10)	10	—

Net income attributable to EFH	137	—	137

[a]	Pro forma for the deconsolidation of the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to the Oncor ring-fenced entities and result in the presentation of the investment in the Oncor ring-fenced entities under the equity method of accounting for the three months ended December 31, 2009.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Fourth Quarter 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,636	37 [a]	1,673
Fuel, purchased power costs and delivery fees	(849)	(47)[a]	(896)
Net gain (loss) from commodity hedging and trading activities	(110)	404 [a]	294
Operating costs	(214)	—	(214)
Depreciation and amortization	(363)	—	(363)
Selling, general and administrative expenses	(191)	—	(191)
Franchise and revenue-based taxes	(33)	—	(33)
Other income	773	(764)[b]	9
Other deductions	(8)	—	(8)
Interest income	2	—	2
Interest expense and related charges	(465)	(335)[c]	(800)

Income (loss) before income taxes and equity in earnings	178	(705)	(527)
Income tax (expense) benefit	(54)	249 [d]	195
Equity in earnings of unconsolidated subsidiaries (net of tax)	37	—	37

Net income/adjusted (non-GAAP) operating loss	161	(456)	(295)

[a]

These adjustments total $394 million and represent unrealized mark-to-market net losses on commodity positions, including $396 million in net losses related to the long-term hedging program and $2 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains totaling $648 million and a gain on termination of a long-term power sales contract totaling $116 million.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Fourth Quarter 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,767	31 [b]	1,798
Fuel, purchased power costs and delivery fees	(948)	(35)[b]	(983)
Net gain from commodity hedging and trading activities	733	(509)[b]	224
Operating costs	(188)	—	(188)
Depreciation and amortization	(315)	—	(315)
Selling, general and administrative expenses	(220)	—	(220)
Franchise and revenue-based taxes	(34)	—	(34)
Other income	113	(98)[c]	15
Other deductions	(45)	34 [d]	(11)
Interest income	14	—	14
Interest expense and related charges	(699)	(169)[e]	(868)

Income (loss) before income taxes and equity in earnings	178	(746)	(568)
Income tax (expense) benefit	(80)	265 [f]	185
Equity in earnings of unconsolidated subsidiaries (net of tax)	39	(7)[g]	32

Net income/adjusted (non-GAAP) operating loss	137	(488)	(351)

[a]	Pro forma for deconsolidation of the Oncor ring-fenced entities (see Table A1).
[b]

These adjustments total $513 million and represent unrealized mark-to-market net gains on commodity positions, including $548 million in net gains related to the long-term hedging program and $35 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents debt extinguishment gains totaling $87 million and an $11 million reversal of a purchase accounting reserve.
[d]	Represents a land impairment.
[e]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[f]	Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[g]	Represents effect of a $10 million (pre-tax) reversal of a purchase accounting reserve.

Table A4: Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Full Year 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	9,546	(1,632)	7,914
Fuel, purchased power costs and delivery fees	(2,878)	(1,058)	(3,936)
Net gain from commodity hedging and trading activities	1,736	—	1,736
Operating costs	(1,598)	908	(690)
Depreciation and amortization	(1,754)	557	(1,197)
Selling, general and administrative expenses	(1,068)	193	(875)
Franchise and revenue-based taxes	(359)	250	(109)
Impairment of goodwill	(90)	—	(90)
Other income	204	(50)	154
Other deductions	(97)	34	(63)
Interest income	45	(1)	44
Interest expense and related charges	(2,912)	306	(2,606)

Income before income taxes and equity in earnings	775	(493)	282
Income tax expense	(367)	173	(194)
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	256	256

Net income	408	(64)	344
Net income attributable to noncontrolling interests	(64)	64	—

Net income attributable to EFH	344	—	344

[a]	Pro forma for the deconsolidation of the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to the Oncor ring-fenced entities and result in the presentation of the investment in the Oncor ring-fenced entities under the equity method of accounting for the year ended December 31, 2009.

Table A5: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Full Year 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	8,235	28	[a]	8,263
Fuel, purchased power costs and delivery fees	(4,371)	(96)[a]		(4,467)
Net gain from commodity hedging and trading activities	2,161	(1,153)[a]		1,008
Operating costs	(837)	—		(837)
Depreciation and amortization	(1,407)	—		(1,407)
Selling, general and administrative expenses	(751)	—		(751)
Franchise and revenue-based taxes	(106)	—		(106)
Impairment of goodwill	(4,100)	4,100		—
Other income	2,051	(1,930)[b]		121
Other deductions	(31)	—		(31)
Interest income	10	—		10
Interest expense and related charges	(3,554)	207	[c]	(3,347)

Loss before income taxes and equity in earnings	(2,700)	1,156		(1,544)
Income tax (expense) benefit	(389)	911	[d]	522
Equity in earnings of unconsolidated subsidiaries (net of tax)	277	—		277

Net loss/adjusted (non-GAAP) operating loss	(2,812)	2,067		(745)

[a]

These adjustments total $1,221 million and represent unrealized mark-to-market net gains on commodity positions, including $1,165 million in net gains related to the long-term hedging program and $56 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains totaling $1,814 million and a gain on termination of a long-term power sales contract totaling $116 million.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Also includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002 and an $8 million charge resulting from the health care legislation enacted by Congress in March 2010.

Table A6: Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Full Year 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	7,914	166 [b]	8,080
Fuel, purchased power costs and delivery fees	(3,936)	(114)[b]	(4,050)
Net gain from commodity hedging and trading activities	1,736	(1,277)[b]	459
Operating costs	(690)	—	(690)
Depreciation and amortization	(1,197)	—	(1,197)
Selling, general and administrative expenses	(875)	—	(875)
Franchise and revenue-based taxes	(109)	—	(109)
Impairment of goodwill	(90)	90	—
Other income	154	(121)[c]	33
Other deductions	(63)	34 [d]	(29)
Interest income	44	—	44
Interest expense and related charges	(2,606)	(696)[e]	(3,302)

Income (loss) before income taxes and equity in earnings	282	(1,918)	(1,636)
Income tax (expense) benefit	(194)	712 [f]	518
Equity in earnings of unconsolidated subsidiaries (net of tax)	256	10 [g]	266

Net income/adjusted (non-GAAP) operating loss	344	(1,196)	(852)

[a]	Pro forma for deconsolidation of the Oncor ring-fenced entities (see Table A4).
[b]

These adjustments total $1,225 million and represent unrealized mark-to-market net gains on commodity positions, including $1,107 million in net gains related to the long-term hedging program and $118 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents debt extinguishment gains totaling $87 million and reversals of purchase accounting reserves totaling $34 million.
[d]	Represents a land impairment.
[e]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[f]

Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate and the goodwill impairment, which has no tax benefit.

[g]	Represents effect of a $25 million (pre-tax) write-off of a regulatory asset as a result of the rate case order, partially offset by a $10 million (pre-tax) reversal of a purchase accounting reserve.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH Senior Secured Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Secured Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Delivery Segment	Refers to the results of the Regulated Delivery segment, which consists of Oncor.